Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268027) and Form S-8 (No. 333-267642) of The Glimpse Group, Inc. of our report dated September [●], 2025, relating to the consolidated financial statements which appears in this Form 10-K for the year ended June 30, 2025.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

September 29, 2025